AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, entered into on March 15, 2011, hereby amends certain sections of the Employment Agreement dated as of August 3, 2010 by and between Bill Glaser (the “Executive”) and AWESOME LIVING, INC., a Nevada corporation (the “Company”), modifies the original Employment Agreement as follows:

1.	The title of the Executive shall be President of the Company.

2.
Term of Employment.  Subject to the provisions of Section 6, the term of Executive’s employment pursuant to this Agreement shall commence on and as of the date hereof and shall terminate on the fifth (5th) anniversary of the date of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AWESOME LIVING, INC.

By:  /s/ Fred E. Tannous
Name: Fred E. Tannous
Title: Chief Executive Officer

/s/ Bill Glaser
Bill Glaser